Exhibit 99

For immediate release:	Contact: Mariann Caprino
April 7, 2005	(212) 733-4554
Paul Fitzhenry
212-733-4637

NEW FDA LABELING FOR PFIZER’S CELEBREX AND ALL OTHER NSAIDs
TO REFLECT SIMILAR CARDIOVASCULAR PROFILE
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PFIZER SEPARATELY AGREES TO SUSPEND SALES OF BEXTRA DUE TO FDA EVALUATION OF RISKS OF RARE BUT SERIOUS SKIN REACTIONS

NEW YORK, April 7 – Pfizer said today it will work with the U.S. Food and Drug Administration (FDA) to add expanded risk information in the Celebrex label following an FDA decision announced this morning to require boxed warnings of potential cardiovascular risk for all COX-2 pain relievers and all NSAIDs, including older non-specific drugs such as ibuprofen and naproxen.

The boxed warning for all non-steroidal anti-inflammatory drugs (NSAIDs), including Celebrex, will also contain information regarding gastrointestinal risk that is already included elsewhere in their current labels.

In addition, the FDA is asking manufacturers of all over-the-counter NSAIDs to revise their labeling to include more information on the cardiovascular and gastrointestinal risks as well as a warning about potential skin reactions.

Pfizer and the FDA plan further discussions regarding the precise content of the Celebrex label. Pfizer has accumulated extensive Celebrex clinical data over the past 10 years involving more than 40,000 patients. Pfizer also reaffirmed its commitment to conduct additional long-term clinical studies evaluating the benefits and risks of Celebrex.

Pfizer also said it will work closely with the FDA to develop a guide to assist patients and their healthcare professionals in making the best decisions for treating their arthritis pain.

Regarding Bextra, Pfizer’s other oral Cox-2 inhibitor, the FDA informed Pfizer late yesterday that, in the agency’s view, Bextra’s cardiovascular risk could not be differentiated from other NSAIDs. However, the agency has concluded that the additional, increased risk of rare but serious skin reactions associated with Bextra, already described in its label, warrants its withdrawal from the market.

Pfizer respectfully disagrees with FDA’s position regarding the overall risk/benefit profile of Bextra. However, in deference to the agency’s views, the company has agreed to suspend sales of the medicine pending further discussions with the FDA. Pfizer said it will explore options with the agency under which the company might be permitted to resume making Bextra available to physicians and patients. For now, patients should stop taking Bextra and contact their physicians about appropriate treatment options.

In addition, at the request of European regulators, Pfizer will also suspend sales of Bextra in the European Union. The company is in contact with other regulatory agencies around the world and will take appropriate measures based on those discussions.

Pfizer was informed by the FDA of its conclusions regarding Celebrex and Bextra on Wednesday afternoon, one day after the company held a meeting with financial analysts. Pfizer received the request from the European regulators early Thursday morning. Pfizer said it is evaluating the operational and financial impact of these actions.

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